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                                                                    EXHIBIT 23.1

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

     We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated March 23, 2005, relating to the consolidated financial statements of CenterPoint Energy Resources Corp. (the "Company"), appearing in the Annual Report on Form 10-K of the Company for the year ended December 31, 2004 and our report dated March 23, 2005, relating to the financial statement schedule of the Company, appearing in the Annual Report on Form 10-K/A of the Company for the year ended December 31, 2004, and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

Houston, Texas
September 6, 2005